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FORM 3                                                                                          ------------------------------
                                                                                                OMB APPROVAL
                            U.S. SECURITIES AND EXCHANGE COMMISSION                             ------------------------------
                                    Washington, D.C. 20549                                      OMB Number 3235-0104
                                                                                                Expires: 9/30/1998
                                                                                                Estimated average burden
                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                    hours per response ..... 0.5
                                                                                                ------------------------------

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.Name and Address of Reporting Person    | 2. Date of Event      | 4. Issuer Name and Ticker or Trading Symbol
                                          |    Requiring Statement|
Maslow           Marvin                   |    (Month/Day/Year)   | Manhattan Scientifics, Inc. (Pink Sheets - "MHTX")
                                          |                       |
------------------------------------------|       02/07/00        |-----------------------------------------------------------------
(Last)          (First)        (Middle)   |                       | 5. Relationship of Reporting Person to  | 6. If Amendment,
                                          |                       |    Issuer    (Check all applicable)     |    Date of
                                          |                       |                                         |    Original
c/o Manhattan Scientifics, Inc.           |                       |  X  Director         ___ 10% Owner      |    (Month/Day/Year)
    641 Fifth Avenue                      |                       |  X  Officer (title   ___ Other (specify)|
    Suite 36F                             |-----------------------|              below)             below)  |-----------------------
                                          |  3. IRS or Social     |    President, Chairman of the Board,    |  7. Individual or
                                          |     Security Number   |    Chief Executive Officer              |     Joint/Group
                                          |     of Reporting      |                                         |     Filing
                                          |     Person (Voluntary)|                                         |(Check Applicable Line)
                                          |                       |                                         |x Form Filed by One
                                          |                       |                                         |  ReportingPerson
------------------------------------------|      ____________     |                                         |__Form Filed by More
             (Street)                     |                       |                                         |  than one Reporting
                                          |                       |                                         |  Person
New York           New York         10022 |                       |                                         |
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(City)             (State)          (Zip) |             Table I - Non-Derivative Securities Beneficially Owned
                                          |
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1. Title of Security                  | 2. Amount of Securities   | 3. Ownership        | 4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                         |    Beneficially Owned     |    Form: Direct (D) |    (Instr. 5)
                                      |    (Instr. 4)             |    or Indirect (I)  |
                                      |                           |    (Instr. 5)       |
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                                      |                           |                     |
                                      |                           |                     |
                                      |                           |                     |
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FORM 3 (continued)  TABLE II-Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative     | 2. Date Exer-      | 3. Title and Amount of Securities  | 4. Conver-  | 5. Owner-     | 6. Nature of
   Security                |    cisable and     |    Underlying Derivative Security  |    sion or  |    ship       |    Indirect
   (Instr. 4)              |    Expiration Date |    (Instr. 4)                      |    Exercise |    Form of    |    Beneficial
                           |    (Month/Day/     |                                    |    Price of |    Deriv-     |    Ownership
                           |    Year)           |                                    |    Deri-    |    ative      |    (Instr. 5)
                           |                    |                                    |    vative   |    Security   |
                           |                    |                                    |             |    Direct(D)  |
                           |                    |                                    |             |    or         |
                           |                    |                                    |             |    Indirect(I)|
                           |--------------------|------------------------------------|             |    (Instr.5)  |
                           | Date     | Expira- |                | Amount or Number  |             |               |
                           | Exer-    | tion    |      Title     | of Shares         |             |               |
                           | cisable  | Date    |                |                   |             |               |
- ----------------------------------------------------------------------------------------------------------------------------------
Options (Right to Buy)     | 05/06/99 | 05/06/09|  Common Stock  | 15,000,000 *         |     $0.05   |       D     |
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 Explanation of Responses:

* An aggregate of 15,000,000 options have been granted to Mr. Marvin Maslow. All of these options were granted on May 6, 1999 and all of which vested immediately. All of the options are exercisable for a period of ten years at a price of $0.05 per share, although all of the options have a cashless exercise feature.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                        /s/Marvin Maslow                            03/14/00
                       ---------------------------------------    ------------
                            **Signature of Reporting Person          Date



 Note:File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.